Exhibit 4.7

STATION CASINOS, INC.

SUPPLEMENTAL INDENTURE

with respect to:

8 3/8% Senior Notes due 2008

THE BANK OF NEW YORK

Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of September 17, 2003 (the “Supplement”) between Station Casinos, Inc., a corporation duly organized and existing under the laws of the State of Nevada (herein called the “Company”), having its principal office at 2411 Sahara Avenue, Las Vegas, Nevada, 89102, and The Bank of New York, as Trustee (herein called the “Trustee”), for the Company’s 8 3/8% Senior Notes due 2008 (the “Securities”).

The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of February 13, 2001 (the “Indenture”), under which the Securities in the aggregate principal amount $400,000,000 were issued and are outstanding.  Capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Indenture.

In accordance with Section 9.02 of the Indenture, the Company has obtained the written consent of the Holders of a majority in principal amount of the Securities to certain amendments to such Indenture.  The Company is authorized to enter into this Supplement by a Board Resolution and simultaneously herewith the Trustee has received an Opinion of Counsel and an Officers’ Certificate stating that the execution of this Supplement is permitted by the Indenture and all conditions precedent under the Indenture have been satisfied.

NOW, THEREFORE, for and in consideration of the premises and the purchase of the Securities by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE ONE

Section 1.1                                      Section 4.05 of the Indenture is amended by deleting Section 4.05(ii) in its entirety and replacing it with the following:

“(ii)                            make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value (collectively, “repay”), prior to scheduled principal payment or maturity, Subordinated Indebtedness, other than with the proceeds from, or in exchange for:

(a)                                  the issuance and sale (or exchange) of Capital Stock; provided that the Net Proceeds from such issuance and sale (or exchange) of Capital Stock applied pursuant to this clause (a) shall not be included in amounts available for Restricted Payments and Restricted Investments pursuant to clause (B)(2) below); or

(b)                                 Permitted Refinancing Indebtedness; provided that the restrictions in proviso (A) of the definition of Permitted Refinancing Indebtedness shall not apply for purposes of this Section 4.05 if immediately after the incurrence of such Indebtedness there is outstanding Subordinated Indebtedness maturing after May 15, 2008 which should contain subordination and default provisions no less favorable in any material respects to the Noteholders than those contained in such repaid Subordinated Indebtedness and in an aggregate principal amount of at least $574.9 million less (x) any Net Proceeds from the issuance and sale of Capital Stock applied pursuant to clause (a) above and (y) any amounts which are applied to repay Subordinated Indebtedness and are included, at the Company’s election for purposes of this covenant, as a Restricted Payment; or”

ARTICLE TWO

Section 2.1                                      Effective Date of This Supplement.

This Supplement shall be effective as of the date first written above at and after such time as the consent payment (as provided for in the consent solicitation statement with respect to this Supplement) has been made to each consenting Holder (provided that such payment has been made promptly following the execution of this Supplement).

Section 2.2                                      Indenture Ratified.

Except as hereby otherwise expressly provided, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

Section 2.3                                      Counterparts.

This Supplement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 2.4                                      Trustee Not Responsible.

The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness.

Section 2.5                                      Definitions and Terms.

Unless otherwise defined herein, all initially capitalized terms used herein shall have the meanings assigned to such terms in the Indenture.

Section 2.6                                      Governing Law.

This Supplement shall be governed by and construed in accordance with the law of the State of New York.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed as of the day and year first above written.

STATION CASINOS, INC.

By:
Name:
Title:

THE BANK OF NEW YORK

By:
Name:
Title: